EXHIBIT (99.2) Revised Management's Discussion and Analysis of Financial Condition and Results of Operations
Management's Discussion and Analysis
Forward-Looking Statements
Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including, without limitation, in the following sections: “Management's Discussion and Analysis” and “Risk Factors.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from those expressed or implied in the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled "Economic Conditions and Uncertainties" and the section titled “Risk Factors” (Item 1A of Form 10-K). Forward-looking statements are made as of the date of this report, and we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
The following Management's Discussion and Analysis (MD&A) is intended to provide the reader with an understanding of P&G's financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. The MD&A is provided as a supplement to, and should be read in conjunction with, our Consolidated Financial Statements and accompanying Notes. The MD&A is organized in the following sections:

•	Overview

•	Summary of 2015 Results

•	Economic Conditions and Uncertainties

•	Results of Operations

•	Segment Results

•	Cash Flow, Financial Condition and Liquidity

•	Significant Accounting Policies and Estimates

•	Other Information
Throughout the MD&A, we refer to measures used by management to evaluate performance, including unit volume growth, net sales and net earnings. We also refer to a number of financial measures that are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP), including organic sales growth, core earnings per share (Core EPS), free cash flow, adjusted free cash flow and adjusted free cash flow productivity. Organic sales growth is net sales growth excluding the impacts of foreign exchange, acquisitions and divestitures. Core EPS is diluted net earnings per share from continuing operations excluding certain specified charges and gains. Free cash flow is operating cash flow less capital spending. Adjusted free cash flow is free cash flow excluding tax payments for the Pet Care divestiture. Adjusted free cash flow productivity is the ratio of adjusted free cash flow to net earnings excluding impairment charges on the Batteries business and the Venezuelan deconsolidation charge. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. The explanation at the end of the MD&A provides more details on the use and derivation of these measures.
Management also uses certain market share and market consumption estimates to evaluate performance relative to competition despite some limitations on the availability and comparability of share and consumption information. References to market share and market consumption in the MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates. All market share references represent the percentage of sales in dollar terms on a constant currency basis of our products, relative to all product sales in the category and are measured on an annual basis versus the prior 12-month period. References to competitive activity include promotional and product initiatives from our competitors.

OVERVIEW
P&G is a global leader in fast-moving consumer goods, focused on providing branded consumer packaged goods of superior quality and value to our consumers around the world. Our products are sold in more than 180 countries and territories primarily through mass merchandisers, grocery stores, membership club stores, drug stores, department stores, distributors, e-commerce, high-frequency stores and pharmacies. We have on-the-ground operations in approximately 70 countries.
Our market environment is highly competitive with global, regional and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products as well as retailers' private-label brands. Additionally, many of the product segments in which we compete are differentiated by price tiers (referred to as super-premium, premium, mid-tier and value-tier products). We are well positioned in the industry segments and markets in which we operate, often holding a leadership or significant market share position.

ORGANIZATIONAL STRUCTURE
Our organizational structure is comprised of Global Business Units (GBUs), Selling and Market Operations (SMOs), Global Business Services (GBS) and Corporate Functions (CF).
Global Business Units
Our Global Business Units (GBUs) are organized into four industry-based sectors, comprised of 1) Global Beauty, 2) Global Health and Grooming, 3) Global Fabric and Home Care and 4) Global Baby, Feminine and Family Care. Under U.S. GAAP, the GBUs underlying the four sectors are aggregated into five reportable segments: Beauty; Grooming; Health Care; Fabric Care and Home Care; and Baby, Feminine and Family Care. The GBUs are responsible for developing overall brand strategy, new product upgrades and innovations and marketing plans. The following provides additional detail on our reportable segments and the key product categories and brand composition within each segment.

Reportable Segment	% of Net Sales*	% of Net Earnings*	GBUs (Categories)	Billion Dollar Brands
Beauty	18%	20%	Skin and Personal Care (Antiperspirant and Deodorant, Personal Cleansing, Skin Care); Hair Care	Head & Shoulders, Olay, Pantene, SK-II
Grooming	10%	17%	Shave Care (Female Blades & Razors, Male Blades & Razors, Pre- and Post-Shave Products, Other Shave Care); Electronic Hair Removal	Fusion, Gillette, Mach3, Prestobarba
Health Care	11%	11%	Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Vitamins/Minerals/Supplements, Other Personal Health Care); Oral Care (Toothbrush, Toothpaste, Other Oral Care)	Crest, Oral-B, Vicks
Fabric Care and Home Care	32%	25%	Fabric Care (Laundry Additives, Fabric Enhancers, Laundry Detergents); Home Care (Air Care, Dish Care, P&G Professional, Surface Care)	Ariel, Dawn, Downy, Febreze, Gain, Tide
Baby, Feminine and Family Care	29%	27%	Baby Care (Baby Wipes, Diapers and Pants); Feminine Care (Adult Incontinence, Feminine Care); Family Care (Paper Towels, Tissues, Toilet Paper)	Always, Bounty, Charmin, Pampers

*	Percent of net sales and net earnings from continuing operations for the year ended June 30, 2015 (excluding results held in Corporate).

Recent Developments: As of June 30, 2015, the Company deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. This change resulted in a fourth quarter fiscal 2015 one-time after-tax charge of $2.1 billion ($0.71 per share). In future periods, our financial results will only include sales of finished goods to our Venezuela subsidiaries to the extent we receive cash payments from Venezuela (expected to be largely through the CENCOEX exchange market). Accordingly, we will no longer include the results of our local Venezuelan subsidiaries' operations in future reporting periods (see Note 1 to the Consolidated Financial Statements and additional discussion in this MD&A under "Venezuela Impacts" in Results of Operations).
In August 2014, the Company announced a plan to significantly streamline our product portfolio by divesting, discontinuing or consolidating about 100 non-strategic brands. The resulting portfolio of about 65 key brands will retain about 85% of sales and 95% of before-tax profit.
On July 9, 2015, the Company announced the signing of a definitive agreement with Coty, Inc. to divest four product categories, including 43 of its beauty brands to Coty Inc. Coty's offer was $12.5 billion. The final value of the transaction will be determined at closing. Based on Coty's stock price and outstanding shares and equity grants as of the date of signing, the value of the transaction was approximately $15.0 billion. While the ultimate form of the transaction has not yet been decided, the Company’s current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G shares for Coty shares.
The transaction includes P&G’s global salon professional hair care and color, retail hair color, cosmetics and fine fragrance categories, along with select hair styling brands, all of which have historically been part of the Company's Beauty reportable segment (previously named Beauty, Hair and Personal Care) and had net sales of $5.5 billion in fiscal year 2015. The Company expects to complete this transaction in the second half of calendar year 2016. The results of the affected beauty businesses are now presented as discontinued operations and, as such, are excluded from both continuing operations and segment results for all periods presented. Additionally, the affected Beauty businesses balance sheet positions as of June 30, 2015 and June 30, 2014 are presented as held for sale in the Consolidated Balance Sheets.
On November 13, 2014, the Company announced that it plans to divest the Batteries business via a split transaction with Berkshire Hathaway valued at $2.9 billion, in which it will exchange a recapitalized Duracell Company for Berkshire Hathaway’s shares of Procter & Gamble stock. The Company had previously sold its controlling interest in a China-based batteries joint venture, which represented the balance of the Company’s Batteries business, during the quarter ended December 31, 2014. The Company expects to complete the Duracell transaction in the beginning of calendar year 2016, pending necessary regulatory approvals. The Batteries business had historically been part of the Company’s Fabric Care and Home Care reportable segment. The results of the Batteries business are now presented as discontinued operations and, as such, are excluded from both continuing operations and segment results for all periods presented. Additionally, the Batteries balance sheet positions as of June 30, 2015 are presented as held for sale in the Consolidated Balance Sheets.
During fiscal 2015, the Company completed the divestiture of its Pet Care business. The gain on the transaction was not material. The results of the Pet Care business are now presented as discontinued operations and, as such, are excluded from both continuing operations and segment results for all periods presented. Additionally, the Pet Care balance sheet positions as of June 30, 2014 are presented as held for sale in the Consolidated Balance Sheets.
With these transactions and other recently completed and announced minor brand divestitures, the Company will have substantially completed the strategic portfolio reshaping program with 93 out of approximately 100 brands having been sold, discontinued or consolidated.
Beauty: We are a global market leader in the beauty category. Most of the beauty markets in which we compete are highly fragmented with a large number of global and local competitors. We compete in beauty care and hair care. In beauty care, we offer a wide variety of products, ranging from deodorants to personal cleansing to skin care, such as our Olay brand, which is the top facial skin care brand in the world with over 8% global market share. In hair care, we compete in the retail channel. We are the global market leader in the retail hair care market with nearly 25% global market share primarily behind our Pantene and Head & Shoulders brands.
Grooming: We are the global market leader in the blades and razors market. Our global blades and razors market share is over 65%, primarily behind the Gillette franchise including Fusion, Mach3, Prestobarba and Venus. Our electronic hair removal devices, such as electric razors and epilators, are sold under the Braun brand in a number of markets around the world where we compete against both global and regional competitors. We hold over 20% of the male shavers market and nearly 50% of the female epilators market.
Health Care: We compete in oral care and personal health care. In oral care, there are several global competitors in the market and we have the number two market share position with approximately 20% global market share. In personal health care, we are a top ten competitor in a large, highly fragmented industry behind respiratory treatments (Vicks brand) and nonprescription heartburn medications (Prilosec OTC brand). Nearly all of our sales outside the U.S. in personal health care are generated through the PGT Healthcare partnership with Teva Pharmaceuticals Ltd.

Fabric Care and Home Care: This segment is comprised of a variety of fabric care products including laundry detergents, additives and fabric enhancers; and home care products including dishwashing liquids and detergents, surface cleaners and air fresheners. In fabric care, we generally have the number one or number two share position in the markets in which we compete and are the global market leader with approximately 30% global market share, primarily behind our Tide, Ariel and Downy brands. Our global home care market share is approximately 20% across the categories in which we compete.
Baby, Feminine and Family Care: In baby care, we compete mainly in diapers, pants and baby wipes with over 30% global market share. We are the number one or number two baby care competitor in most of the key markets in which we compete, primarily behind Pampers, the Company's largest brand, with annual net sales of approximately $10 billion. We are the global market leader in the feminine care category with approximately 30% global market share, primarily behind Always. We have recently entered the adult incontinence category in certain markets, achieving nearly a 10% market share in those markets where we have entered. Our family care business is predominantly a North American business comprised largely of the Bounty paper towel and Charmin toilet paper brands. U.S. market shares are nearly 45% for Bounty and over 25% for Charmin.
Selling and Market Operations
Our SMOs are responsible for developing and executing go-to-market plans at the local level. The SMOs include dedicated retail customer, trade channel and country-specific teams. Our SMOs are organized under six regions comprised of North America, Europe, Latin America, Asia Pacific, Greater China and India, Middle East and Africa (IMEA). Throughout the MD&A, we reference business results in developed markets, which are comprised of North America, Western Europe and Japan, and developing markets which are all other markets not included in developed.
Global Business Services
GBS provides technology, processes and standard data tools to enable the GBUs and the SMOs to better understand the business and better serve consumers and customers. The GBS organization is responsible for providing world-class solutions at a low cost and with minimal capital investment.
Corporate Functions
CF provides Company-level strategy and portfolio analysis, corporate accounting, treasury, tax, external relations, governance, human resources and legal, as well as other centralized functional support.
STRATEGIC FOCUS
We are focused on strategies that we believe are right for the long-term health of the Company with the objective of delivering total shareholder return in the top one-third of our peer group.
Our value creation progress is measured internally with the operating total shareholder return (O-TSR) model. Over time, O-TSR performance is highly correlated with market total shareholder returns. O-TSR is a balanced measure that requires strong performance across the three primary drivers of value creation: sales growth, profit margin expansion and efficient utilization of assets to generate strong, reliable operating cash flow. We operationalize O-TSR deep within the Company by defining tight linkages between business activities and the key drivers of value creation, from strategic choices of global business units, brands and country teams down to individual employees’ daily work plans.
The Company has recently undertaken an effort to focus and strengthen its business portfolio to compete in categories and brands that are structurally attractive and that play to P&G strengths. This will enable us to allocate resources to leading brands - marketed in the right set of countries, channels and customers - where the size of the prize and probability of winning is highest. When the major portion of this work is complete, we expect to compete in four industry-based sectors made up of approximately ten product categories and 65 leading brands.
Innovation has always been - and continues to be - P&G's lifeblood. To consistently win with consumers around the world across price tiers and preferences and to consistently win versus our best competitors, each P&G product category needs a full portfolio of innovation, including a mix of commercial programs, product improvements and game-changing innovations. We are also innovating to improve our category, brand and market business models to better serve consumers and customers.
Productivity is a core strength for P&G, which creates flexibility to fund our growth efforts, offset cost challenges and/or improve operating margins. We have taken significant steps to accelerate productivity and savings across all elements of costs, including cost of goods sold, marketing expense and non-manufacturing overhead. These efforts are yielding significant benefits to our operating margin.
Finally, we are focused on improving execution and operating discipline in everything we do. Operating discipline and execution have always been - and must continue to be - core capabilities and competitive advantages for P&G.
The Company expects the delivery of the following long-term annual financial targets will result in total shareholder returns in the top third of the competitive peer group:

•	Organic sales growth above market growth rates in the categories and geographies in which we compete;

•	Core EPS growth of high single digits; and

•	Adjusted free cash flow productivity of 90% or greater.
In periods with significant macroeconomic pressures, we will maintain a disciplined approach to investing so as not to sacrifice the long-term health of our businesses to meet short-term objectives in any given year.

SUMMARY OF 2015 RESULTS

Amounts in millions, except per share amounts	2015	Change vs. Prior Year	2014	Change vs. Prior Year	2013
Net sales	$70,749	(5)%	$74,401	1%	$73,910
Operating income	11,049	(21)%	13,910	7%	13,051
Net earnings from continuing operations	8,287	(22)%	10,658	3%	10,346
Net earnings/(loss) from discontinued operations	(1,143)	(201)%	1,127	7%	1,056
Net earnings attributable to Procter & Gamble	7,036	(40)%	11,643	3%	11,312
Diluted net earnings per common share	2.44	(39)%	4.01	4%	3.86
Diluted net earnings per share from continuing operations	2.84	(22)%	3.63	4%	3.50
Core earnings per common share	3.76	(2)%	3.85	5%	3.65

•	Net sales decreased 5% to $70.7 billion including a negative 6% impact from foreign exchange.

◦	Organic sales increased 2%.

◦	Unit volume decreased 1%. Volume grew low single digits in Fabric Care and Home Care. Volume decreased low single digits in Baby, Feminine and Family Care, Grooming, Health Care and Beauty.

•
Net earnings from continuing operations decreased $2.4 billion or 22% due to a $2.1 billion after tax charge related to the deconsolidation of our Venezuelan subsidiaries and the decline in net sales, partially offset by reduced selling, general and administrative expenses (SG&A). Foreign exchange impacts negatively affected net earnings by approximately 11%.

•	Net earnings from discontinued operations decreased $2.3 billion due primarily to impairment charges in our

Batteries business, which is included in discontinued operations due to the pending divestiture.

•
Net earnings attributable to Procter & Gamble were $7.0 billion, a decrease of $4.6 billion or 40% versus the prior year period due primarily to the Venezuelan deconsolidation charge and impairment charges in our Batteries business.

•	Diluted net earnings per share decreased 39% to $2.44.

◦	Diluted net earnings per share from continuing operations decreased 22% to $2.84.

◦	Core EPS decreased 2% to $3.76.

•	Cash flow from operating activities was $14.6 billion.

◦	Adjusted free cash flow was $11.6 billion.

◦	Adjusted free cash flow productivity was 102%.

ECONOMIC CONDITIONS AND UNCERTAINTIES
We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and other written and oral communications. All such statements, except for historical and present factual information, are "forward-looking statements" and are based on financial data and our business plans available only as of the time the statements are made, which may become out-of-date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain and investors must recognize that events could be significantly different from our expectations. For more information on risks that could impact our results, refer to Item 1A Risk Factors in Form 10-K.
Global Economic Conditions. Current macroeconomic factors remain dynamic, and any causes of market size contraction, such as greater political unrest in the Middle East and Eastern Europe, further economic instability in the European Union, political instability in certain Latin American markets and economic slowdowns in Japan and China, could reduce our sales or erode our operating margin, in either case reducing our earnings.
Changes in Costs. Our costs are subject to fluctuations, particularly due to changes in commodity prices and our own productivity efforts. We have significant exposures to certain commodities, in particular certain oil-derived materials like resins, and volatility in the market price of these commodity input materials has a direct impact on our costs. If we are unable to manage commodity fluctuations through pricing actions, cost savings projects and sourcing decisions as well as through consistent productivity improvements, it may adversely impact our gross margin, operating margin and net earnings. Sales could also be adversely impacted following pricing actions if there is a negative impact on consumption of our products. We strive to implement, achieve and sustain cost improvement plans, including outsourcing projects, supply chain optimization and general overhead and workforce optimization. As discussed later in this MD&A, we initiated certain non-manufacturing overhead reduction projects along with manufacturing and other supply chain cost improvements projects in 2012. If we are not successful in executing these changes, there could be a negative impact on our operating margin and net earnings.
Foreign Exchange. We have both translation and transaction exposure to the fluctuation of exchange rates. Translation exposures relate to exchange rate impacts of measuring income statements of foreign subsidiaries that do not use the U.S. dollar as their functional currency. Transaction exposures relate to 1) the impact from input costs that are denominated in a currency other than the local reporting currency and 2) the revaluation of transaction-related working capital balances denominated in currencies other than the functional currency. In 2015 and 2014, the U.S. dollar has strengthened versus a number of foreign currencies leading to lower sales and earnings from these foreign exchange impacts. Certain countries experiencing significant exchange rate fluctuations, like Russia, Ukraine, Japan and Switzerland, have had, and could have, an additional significant impact on our sales, costs and earnings. Increased pricing in response to these fluctuations in foreign currency exchange rates may offset portions of the currency impacts, but could also have a negative impact on consumption of our products, which would affect our sales.
Government Policies. Our net earnings could be affected by changes in U.S. or foreign government tax policies. For example, the U.S. is considering corporate tax reform that may significantly impact the corporate tax rate and change the U.S. tax treatment of international earnings. Additionally, we attempt to carefully manage our debt and currency exposure in certain countries with currency exchange, import authorization and pricing controls, such as Argentina, China, Egypt, Greece, India, Nigeria, Ukraine and Venezuela. Changes in government policies in these areas might cause an increase or decrease in our sales, operating margin and net earnings. During fiscal 2015, the Company deconsolidated its Venezuelan subsidiaries due to evolving conditions that have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar and have restricted our ability to pay dividends and satisfy certain other obligations denominated in U.S. dollars.
RESULTS OF OPERATIONS
The key metrics included in our discussion of our consolidated results of operations include net sales, gross margin, SG&A, other non-operating items and income taxes. The primary factors driving year-over-year changes in net sales include overall market growth in the categories in which we compete, product initiatives, the level of initiatives and other activities by competitors, geographic expansion and acquisition and divestiture activity, all of which drive changes in our underlying unit volume as well as pricing actions (which can also indirectly impact volume), changes in product and geographic mix and foreign currency impacts on sales outside the U.S.
Most of our cost of products sold and SG&A are to some extent variable in nature. Accordingly, our discussion of these operating costs focuses primarily on relative margins rather than the absolute year-over-year changes in total costs. The primary drivers of changes in gross margin are input costs (energy and other commodities), pricing impacts, geographic mix (for example, gross margins in developed markets are generally higher than in developing markets for similar products), product mix (for example, the Beauty segment has higher gross margins than the Company average), foreign exchange rate fluctuations (in situations where certain input costs may be tied to a different functional currency than the underlying sales), the impacts of manufacturing savings projects and to a lesser extent scale impacts (for costs that are fixed or less variable in nature). The primary drivers of SG&A are marketing-related costs and non-manufacturing overhead costs. Marketing-related costs are primarily variable in nature, although we do achieve some level of scale benefit over time due to overall growth and other marketing efficiencies.

Overhead costs are also variable in nature, but on a relative basis, less so than marketing costs due to our ability to leverage our organization and systems infrastructures to support business growth. Accordingly, we generally experience more scale-related impacts for these costs.
The Company is in the midst of a productivity and cost savings plan to reduce costs in the areas of supply chain, marketing and overhead expenses. The plan is designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes to fund the Company's growth strategy.
Net Sales
Fiscal year 2015 compared with fiscal year 2014
Net sales decreased 5% to $70.7 billion in 2015 on a 1% decrease in unit volume versus the prior year period. Volume grew low single digits in Fabric Care and Home Care. Volume decreased low single digits in Baby, Feminine and Family Care, Grooming, Health Care and Beauty. Volume increased low single digits in developed regions and declined low single digits in developing regions due, in part, to pricing actions to address foreign exchange devaluations. Unfavorable foreign exchange reduced net sales by 6%, while higher pricing drove a 2% favorable impact on net sales. Favorable product mix impact of 1% was offset by acquisition and divestiture activity. Organic volume decreased 1% and organic sales grew 2% driven by higher pricing.
Fiscal year 2014 compared with fiscal year 2013
Net sales increased 1% to $74.4 billion in 2014 on a 3% increase in unit volume versus the prior year period. Fabric Care and Home Care along with Baby, Feminine and Family Care volume grew mid-single digits. Beauty, Grooming and Health Care volume grew low single digits. Volume increased low single digits in developed regions and grew mid-single digits in developing regions. Unfavorable foreign exchange reduced net sales by 3%. Organic sales grew 3% driven by the unit volume increase. A 1% favorable impact from higher pricing was offset by a 1% impact from unfavorable geographic and product mix due to higher relative growth of developing regions, which have lower than average selling prices, and of lower priced product categories such as Fabric Care and Baby Care.

Operating Costs

Comparisons as a percentage of net sales; Years ended June 30	2015	Basis Point Change	2014	Basis Point Change	2013
Gross margin	47.6%	10	47.5%	(100)	48.5%
Selling, general and administrative expense	29.1%	30	28.8%	(160)	30.4%
Operating margin	15.6%	(310)	18.7%	100	17.7%
Earnings from continuing operations before income taxes	15.6%	(260)	18.2%	10	18.1%
Net earnings from continuing operations	11.7%	(260)	14.3%	30	14.0%
Net earnings attributable to Procter & Gamble	9.9%	(570)	15.6%	30	15.3%

Fiscal year 2015 compared with fiscal year 2014
Gross margin increased 10 basis points to 47.6% of net sales in 2015. Gross margin benefited from a 200 basis point impact from manufacturing cost savings and a 90 basis point benefit from higher pricing. These impacts were partially offset by a 110 basis point impact from unfavorable geographic and product mix, primarily from declines in the higher than average margin Beauty and Grooming segments as well as within the Fabric Care and Home Care and Grooming segments. Additional offsets include a 50 basis point impact from unfavorable foreign exchange, a 40 basis point impact from costs related to initiatives and capacity investments, a 30 basis point impact from higher restructuring costs and smaller impacts from lower volume scale and higher commodity costs.
Total SG&A decreased 4% to $20.6 billion, as reduced overhead and marketing spending was partially offset by increased foreign exchange transaction charges. SG&A as a percentage of net sales increased 30 basis points to 29.1%, as the negative scale impacts of lower net sales and inflationary impacts were partially offset by cost savings efforts. Marketing spending as a percentage of net sales decreased 60 basis points behind lower spending due to efficiency efforts. Overhead spending as a percentage of net sales increased 50 basis points as productivity savings of 60 basis points from reduced overhead spending were more than offset by wage inflation, investments in research and development, the negative scale impacts of lower net sales and higher restructuring costs. Increased foreign exchange transaction charges added approximately 40 basis points to SG&A as a percentage of net sales, as current year foreign currency transaction charges (from revaluing receivables and payables denominated in a currency other than a local entity’s functional currency) were partially offset by lower year-on-year charges for Venezuela remeasurement and devaluation.
During fiscal 2015, the Company incurred a $2.0 billion ($2.1 billion after tax) charge related to the deconsolidation of its Venezuelan subsidiaries. See the “Venezuela Impacts” later in the Results of Operations section.

Fiscal year 2014 compared with fiscal year 2013
Gross margin contracted 100 basis points to 47.5% of net sales in 2014. The decrease in gross margin was primarily driven by a 150 basis point impact from unfavorable geographic and product mix, a 50 basis point impact from higher commodity costs and a 90 basis point impact from unfavorable foreign exchange, partially offset by manufacturing cost savings of 190 basis points and a 40 basis point benefit from higher pricing. The unfavorable geographic and product mix was caused by disproportionate growth in developing regions and the Fabric Care and Home Care and Baby, Feminine and Family Care segments, which have lower gross margins than the Company average.
Total SG&A decreased 5% to $21.5 billion in 2014 due to a reduction in marketing spending, overhead expense, impairment charges and restructuring costs. SG&A as a percentage of net sales decreased 160 basis points to 28.8%. Marketing spending as a percentage of net sales decreased 80 basis points primarily due to lower spending behind a focus on more efficient marketing support and scale benefits from increased net sales. Overhead spending decreased 50 basis points from productivity savings. Impairment charges were 40 basis points in 2013, but were zero in 2014. Lower restructuring spending drove 20 basis points of the decline. Charges for the 2014 foreign currency policy changes in Venezuela were comparable to the 2013 Venezuela devaluation impact.
During fiscal 2013, we incurred impairment charges of $308 million ($290 million after tax) related to the carrying value of goodwill in our Appliances business and the related Braun trade name intangible asset.
Non-Operating Items
Fiscal year 2015 compared with fiscal year 2014
Interest expense was $626 million in 2015, a decrease of $83 million versus the prior year due to lower average debt balances and a decrease in weighted average interest rates. Interest income was $149 million in 2015, an increase of $50 million versus the prior year due to an increase in cash, cash equivalents and investment securities. Other non-operating income, net, primarily includes divestiture gains and investment income. Other non-operating income increased $231 million to $440 million, primarily due to minor brand divestiture gains. In 2015, we had approximately $340 million in minor brand divestiture gains, including Zest, Camay, Fekkai and Wash & Go hair care brands and Vaposteam. The prior year acquisition and divestiture activities included approximately $150 million in divestiture gains, primarily related to the sale of our bleach businesses in Europe, IMEA and Latin America, our Pert hair care business in Latin America and MDVIP.
Fiscal year 2014 compared with fiscal year 2013
Interest expense increased 6% in 2014 to $709 million, primarily due to an increase in average debt outstanding. Interest income was $99 million in 2014, an increase of $14 million versus the prior year due to an increase in cash, cash equivalents and investment securities. Other non-operating income, net, primarily includes divestiture gains and investment income. Other non-operating income decreased $731 million to $209 million, primarily due to acquisition and divestiture impacts. In 2014, we had approximately $150 million in divestiture gains, primarily related to the sale of our bleach businesses in Europe, IMEA and Latin America, our Pert hair care business in Latin America and MDVIP. The 2013 acquisition and divestiture activities included a $631 million holding gain resulting from P&G's purchase of the balance of its Baby Care and Feminine Care joint venture in Iberia and an approximate $250 million gain from the divestiture of our Italy bleach business.
Income Taxes
Fiscal year 2015 compared with fiscal year 2014
The effective tax rate on continuing operations increased 360 basis points to 24.7% in 2015 mainly due to the non-deductibility of the $2.0 billion Venezuelan deconsolidation charge. The rate increase caused by lower current year favorable discrete adjustments related to uncertain income tax positions (the net benefit was 80 basis points in the current year versus 170 basis points in the prior year) was largely offset by a decrease related to favorable geographic earnings mix.
Fiscal year 2014 compared with fiscal year 2013
The effective tax rate on continuing operations decreased 170 basis points to 21.1% in 2014. The primary driver of this rate decline was approximately 320 basis points from the favorable geographic mix of earnings and approximately 60 basis points due to the non-deductibility of the 2013 impairment charges related to our Appliances business. These impacts were partially offset by a 50 basis point increase due to the Venezuela currency policy changes and devaluation discussed below (which decreased the prior year rate 20 basis points and increased the current year rate by 30 basis points), a 110 basis point increase due to the tax impacts of acquisition and divestiture activities (the gains from the purchase of the balance of the Baby Care and Feminine Care joint venture in Iberia and the sale of our Italy bleach business in 2013) and a 30 basis point increase due to the net impact of favorable discrete adjustments related to uncertain income tax positions. The net benefit 2014 was $228 million, or 160 basis points, versus 190 basis points of net benefit in 2013.
Net Earnings
Fiscal year 2015 compared with fiscal year 2014
Net earnings from continuing operations decreased $2.4 billion or 22% to $8.3 billion due to the $2.1 billion after tax charge related to the deconsolidation of Venezuelan subsidiaries and the decline in net sales, partially offset by reduced selling, general and administrative costs (SG&A). Foreign exchange impacts negatively affected net earnings by approximately $1.3 billion in 2015 due to the weakening of certain key currencies against the U.S. dollar, primarily in Russia, Ukraine, Venezuela and Argentina, partially offset by lower after-tax charges related to balance sheet remeasurement charges in Venezuela.
Net earnings from discontinued operations decreased $2.3 billion in 2015 due primarily to $2.1 billion of after tax impairment charges in our Batteries business (see Note 2 to the Consolidated Financial Statements) and the absence of fiscal 2015 earnings from our divested Pet Care business. Net earnings attributable to Procter & Gamble decreased $4.6 billion, or 40% to $7.0 billion.
Diluted net earnings per share from continuing operations decreased $0.79, or 22%, to $2.84 due to the decrease in net earnings. We had a diluted net loss per share from discontinued operations of $0.40 due primarily to the impairment charges on the Batteries business. This was a reduction of $0.78 per share versus the prior year. Diluted net earnings per share decreased $1.57, or 39%, to $2.44.
Core EPS decreased 2% to $3.76. Core EPS represents diluted net earnings per share from continuing operations excluding charges for Venezuelan deconsolidation, balance sheet remeasurement charges from foreign exchange policy changes and devaluation in Venezuela (see below), charges for certain European legal matters and incremental restructuring related to our productivity and cost savings plan. The decline was driven by reduced net sales, partially offset by minor brand divestiture gains.
Fiscal year 2014 compared with fiscal year 2013
Net earnings from continuing operations increased $312 million or 3% to $10.7 billion in 2014 due to the increase in sales and a 30-basis point expansion in net earnings margin. The increase in net earnings margin was primarily driven by the decrease in SG&A as a percentage of net sales and the lower tax rate, partially offset by the gross margin contraction and the acquisition and divestiture-driven net reduction in other non-operating income, net.
Net earnings from discontinued operations increased $71 million in 2014 due to lower restructuring costs in our affected Beauty businesses and stronger results in our Batteries business, partially offset by the ongoing impacts of prior year product recalls in Pet Care. Net earnings attributable to Procter & Gamble increased $331 million, or 3% to $11.6 billion.
Diluted net earnings per share from continuing operations increased 4% to $3.63 primarily due to the increase in net earnings. Diluted net earnings per share from discontinued operations were $0.38 due to the earnings of the affected Beauty businesses, Batteries and Pet Care. Diluted net earnings per share increased 4% to $4.01.
Core EPS increased 5% to $3.85 primarily due to increased net sales, a 30 basis point net earnings margin expansion and the reduction in shares outstanding. Core EPS represents diluted net earnings per share from continuing operations excluding charges from foreign exchange policy changes and the devaluation of the foreign exchange rates in Venezuela (see below), the 2013 holding gain on the purchase of the balance of our Iberian joint venture, the 2013 impairment of goodwill and indefinite-lived intangible assets and charges in both years for European legal matters and incremental restructuring related to our productivity and cost savings plan.

Venezuela Impacts
Effective June 30, 2015, the Company deconsolidated its local Venezuelan operations from our Consolidated Financial Statements. P&G has operated in Venezuela for over 65 years and remains committed to serving Venezuelan consumers with our leading brands and products to grow our business. We expect our operations in Venezuela will continue for the foreseeable future. We continue to work proactively with the Venezuelan official agencies to ensure we fully understand and remain compliant as the policies within which our Venezuelan subsidiaries operate evolve. We do not expect this change in accounting to directly affect the local operations of our Venezuelan subsidiaries.
There are a number of currency and other operating controls and restrictions in Venezuela, which have evolved over time and may continue to evolve in the future. These evolving conditions have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar and have restricted our Venezuelan operations’ ability to pay dividends and satisfy certain other obligations denominated in U.S. dollars. For accounting purposes, this has resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. This change resulted in a fourth quarter fiscal 2015 one-time before-tax charge of $2.0 billion ($2.1 billion after tax, or $0.71 per share). In future periods, our financial results will only include sales of finished goods to our Venezuelan subsidiaries to the extent we receive payments from Venezuela (expected to be largely through the CENCOEX exchange market). Accordingly, we will no longer include the results of our Venezuelan subsidiaries’ operations in future reporting periods (see Note 1 to the Consolidated Financial Statements). Our operations in Venezuela accounted for less than 2% of consolidated net sales and earnings from continuing operations (before the deconsolidation charge) during fiscal 2015.
Venezuela is a highly inflationary economy under U.S. GAAP. As a result, prior to deconsolidation, the U.S. dollar had been the functional currency for our subsidiaries in Venezuela. A number of changes have been initiated in the Venezuelan exchange rate system, including changes that resulted in devaluations to their currency. Prior to deconsolidation, currency remeasurement adjustments for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries, along with any other transactional foreign exchange gains and losses, have been reflected in earnings, and totaled $104 million, $275 million and $236 million on an after-tax basis in 2015, 2014 and 2013, respectively.
There are currently three official exchange rate mechanisms in Venezuela. The CENCOEX (National Center for External Commerce) exchange rate is 6.3 Venezuelan bolivares fuerte (VEF) per dollar and can be used for the importation of certain qualifying products and materials. SICAD (Complementary

System for Foreign Exchange Administration) is an auction-based exchange program applicable to foreign investment transactions and certain other qualifying imports of finished goods and materials. The rate available through SICAD was 10.6 VEF per dollar at June 30, 2014 and 12.8 VEF per dollar at June 30, 2015. A third exchange mechanism, referred to as SIMADI (Sistema Marginal de Divisas), is also an auction-based program recently trading at approximately 200 VEF per dollar.
Through December 31, 2013, Venezuela had only one officially established exchange rate for qualifying dividends and imported goods and services, the CENCOEX rate, previously CADIVI (Foreign Exchange Administrative Commission). Accordingly, through December 31, 2013, our results in Venezuela and all of our net monetary assets were measured at this exchange rate. On January 24, 2014, a number of announcements were made affecting currency exchange rate and other controls, including the introduction of the SICAD and SICAD II exchange rate mechanisms. In addition, based on local regulatory guidance, we had expected dividends to be executed under the SICAD rate. Accordingly, beginning in

January 2014, other than transactions flowing through CENCOEX, our historical operations and balance sheet positions were generally measured using the SICAD rate. In January 2015, additional announcements were made relating to currency exchange rate and other controls, including the elimination of the SICAD II exchange rate and the introduction of the SIMADI rate.
A significant portion of our imports have historically qualified for the CENCOEX rate. While we continue to import certain materials and products under this rate, payments for such qualifying imports have declined in recent years. At this time, there is considerable uncertainty as to how CENCOEX will operate in the future, including the nature and quantity of transactions that will continue to flow through CENCOEX. However, we believe a portion of our imports will continue to qualify for the preferential rate. We have had no recent access to the SICAD market for imports or dividends. To date, we have had limited access to the SIMADI market. Our plans and ability to access that market in the future is unclear.

SEGMENT RESULTS
Segment results reflect information on the same basis we use for internal management reporting and performance evaluation. The results of these reportable segments do not include certain non-business unit specific costs such as interest expense, investing activities and certain restructuring and asset impairment costs. These costs are reported in our Corporate segment and are included as part of our Corporate segment discussion. Additionally, as described in Note 12 to the Consolidated Financial Statements, we apply blended statutory tax rates in the segments. Eliminations to adjust segment results to arrive at our effective tax rate are included in Corporate. All references to net earnings throughout the discussion of segment results refer to net earnings from continuing operations.

	Net Sales Change Drivers (2015 vs. 2014)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other	Net Sales Growth
Beauty	(3)%	(2)%	(5)%	2%	0%	0%	(6)%
Grooming	(3)%	(3)%	(8)%	4%	0%	0%	(7)%
Health Care	(1)%	(1)%	(5)%	2%	3%	0%	(1)%
Fabric Care and Home Care	1%	1%	(6)%	1%	0%	(1)%	(5)%
Baby, Feminine and Family Care	(1)%	(1)%	(6)%	2%	2%	0%	(3)%
TOTAL COMPANY	(1)%	(1)%	(6)%	2%	1%	(1)%	(5)%

	Net Sales Change Drivers (2014 vs. 2013)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other	Net Sales Growth
Beauty	1%	1%	(3)%	1%	(1)%	(1)%	(3)%
Grooming	1%	1%	(3)%	4%	(2)%	0%	0%
Health Care	2%	2%	(1)%	1%	(1)%	0%	1%
Fabric Care and Home Care	4%	5%	(3)%	(1)%	0%	0%	0%
Baby, Feminine and Family Care	4%	3%	(3)%	1%	0%	0%	2%
TOTAL COMPANY	3%	3%	(3)%	1%	(1)%	1%	1%
Net sales percentage changes are approximations based on quantitative formulas that are consistently applied. Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

BEAUTY

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Volume	N/A	(3)%	N/A	1%
Net sales	$12,608	(6)%	$13,401	(3)%
Net earnings	$2,181	(5)%	$2,300	13%
% of net sales	17.3%	10 bps	17.2%	240 bps
Fiscal year 2015 compared with fiscal year 2014
Beauty net sales decreased 6% to $12.6 billion in 2015 on a 3% decrease in unit volume. Organic sales were unchanged on a 2% decline in organic volume. Unfavorable foreign exchange reduced net sales by 5%. Increased pricing was a benefit of 2%. Global market share of the Beauty segment decreased 0.6 points. Volume decreased low single digits in developed markets and was down mid-single digits in developing markets.

•
Volume in Hair Care decreased low single digits in both developed and developing markets following minor divestitures and competitive activity. Global market share of the hair care category was down more than half a point.

•
Volume in Skin and Personal Care was down mid-single digits, driven by a high single-digits decline in developing markets, primarily due to decreases in skin care and personal cleansing due to ongoing competitive activity. Volume was unchanged in developed markets. Global market share of the skin and personal care category was down half a point.

Net earnings decreased 5% to $2.2 billion primarily due to lower volume and the currency-driven reduction in net sales. Net earnings margin increased 10 basis points primarily due to a reduction in SG&A as a percent of sales, behind lower spending from the Company's focus on marketing efficiencies.
Fiscal year 2014 compared with fiscal year 2013
Beauty net sales decreased 3% to $13.4 billion in 2014. Unit volume increased 1% versus the prior year period as overall market growth was partially offset by share declines from the impacts of competitive activity. Organic sales increased 1%. Unfavorable foreign exchange reduced net sales by 3%, unfavorable product mix reduced sales by 1% and minor brand divestitures had a modest negative impact. Global market share of the Beauty segment decreased 0.4 points. Volume increased low single digits in developing markets and was unchanged in developed markets.

•
Volume in Hair Care increased low single digits. Volume in developing regions increased low single digits behind market growth, while volume in developed regions was unchanged. Global market share of the hair care category decreased half a point.

•
Volume in Skin and Personal Care increased low single digits due to product and commercial innovation and market growth for personal cleansing and deodorants, partially offset by a decrease in facial skin care due to competitive activity. Global market share of the skin and personal care category decreased nearly half a point.

Net earnings increased 13% to $2.3 billion due to a 240 basis point increase in net earnings margin. Net earnings margin increased due to a decrease in SG&A, a gain on a minor brand divestiture (Pert in Latin America) and, to a lesser extent, gross margin expansion. SG&A decreased primarily due to a reduction in marketing spending resulting from optimization efforts. Gross margin increased slightly due to manufacturing cost savings more than offsetting the impact of foreign exchange and negative geographic and product mix.
GROOMING

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Volume	N/A	(3)%	N/A	1%
Net sales	$7,441	(7)%	$8,009	—%
Net earnings	$1,787	(9)%	$1,954	6%
% of net sales	24.0%	(40) bps	24.4%	150 bps
Fiscal year 2015 compared with fiscal year 2014
Grooming net sales decreased 7% to $7.4 billion in 2015 on a 3% decrease in unit volume. Organic sales increased 1%. Price increases in blades and razors and appliances contributed 4% to net sales while unfavorable foreign exchange reduced net sales by 8%. Global market share of the Grooming segment decreased 0.1 points versus year ago. Volume decreased low single digits in both developed and developing regions.

•
Shave Care volume decreased low single digits due to a mid-single-digit decline in developed regions from lower trade inventory levels and a low single digit-decrease in developing regions following increased pricing. Global market share of the blades and razors category was up slightly.

•
Volume in Electronic Hair Removal increased mid-single digits due to mid-single-digit growth in developed markets and low single-digit growth in developing markets behind product innovation and market growth. Global market share of the electronic hair removal category was flat.

Net earnings decreased 9% to $1.8 billion due to the decline in net sales and a 40 basis-point decrease in net earnings margin. Net earnings margin decreased due to higher SG&A spending as a percent of sales. Decreased spending due to marketing efficiencies and overhead reductions did not keep pace with the currency-driven reduction in net sales. Gross margin was unchanged as negative geographic mix from a disproportionate decline in developed regions was offset by manufacturing cost savings.
Fiscal year 2014 compared with fiscal year 2013
Grooming net sales were flat at $8.0 billion in 2014 on a 1% increase in unit volume. Organic sales were up 3%. Price increases in Blades and Razors and Electronic Hair Removal contributed 4% to net sales growth. Unfavorable geographic and product mix reduced net sales by 2% due to disproportionate growth in developing regions and mid-tier products, both of which have lower than segment average selling prices. Unfavorable foreign exchange reduced net sales by 3%. Global market share of the Grooming segment increased 0.2 points. Volume increased mid-single digits in developing regions partially offset by a low-single-digit decrease in developed regions.

•
Shave Care volume increased low single digits due to a mid-single-digit growth in developing regions from innovation and market growth, partially offset by a low single-digit decrease in developed regions due to market contraction. Global market share of the blades and razors category was up slightly.

•
Volume in Electronic Hair Removal decreased low single digits due to the sale of the Braun household appliances business. Organic volume increased mid-single digits driven by developing markets due to market growth, product innovation on men's shavers and shipments to build inventory to support initiatives and new distributors. Global market share of the electronic hair removal category was down less than half a point.

Net earnings increased 6% to $2.0 billion due to a 150 basis-point increase in net earnings margin. Net earnings margin increased primarily due to a reduction in SG&A spending which was driven by a decrease in marketing spending. Gross margin increased slightly as the benefits of pricing and manufacturing cost savings more than offset the negative impacts of foreign exchange and geographic and product mix.
HEALTH CARE

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Volume	N/A	(1)%	N/A	2%
Net sales	$7,713	(1)%	$7,798	1%
Net earnings	$1,167	8%	$1,083	(1)%
% of net sales	15.1%	120 bps	13.9%	(30) bps
Fiscal year 2015 compared with fiscal year 2014
Health Care net sales declined 1% to $7.7 billion in 2015 on a 1% decline in unit volume. Organic sales increased 4%. Favorable geographic and product mix increased net sales 3%, primarily driven by Oral Care growth in developed markets, which has higher average sales prices. Increased pricing added 2% to net sales. Unfavorable foreign exchange reduced net sales by 5%. Global market share of the Health Care segment decreased 0.3 points. Volume increased low single digits in developed regions but decreased mid-single digits in developing regions.

•
Oral Care volume decreased low single digits as a mid-single-digit decline in developing regions due to competitive activity and following increased pricing was partially offset by a low single-digit increase in developed regions from product innovation. Global market share of the oral care category was flat.

•
Volume in Personal Health Care decreased low single digits due to a low single-digit decrease in developed regions from competitive activity. Volume in developing markets was unchanged. Global market share of the personal health care category was down about a point.

Net earnings increased 8% to $1.2 billion as the reduction in net sales was more than offset by a 120-basis point increase in net earnings margin. Net earnings margin increased due to gross margin expansion and reduced SG&A spending as a percentage of net sales. Gross margin increased primarily due to the impact of higher pricing and manufacturing cost savings. SG&A declined as a percentage of net sales due to a focus on marketing spending efficiencies.
Fiscal year 2014 compared with fiscal year 2013
Health Care net sales increased 1% to $7.8 billion in 2014 on a 2% increase in unit volume. Organic sales increased 2%. Price increases across the businesses contributed 1% to net sales growth. Disproportionate growth in developing regions drove unfavorable geographic mix reducing net sales by 1%. Unfavorable foreign exchange reduced net sales by 1%. Global market share of the Health Care segment increased 0.2 points. Volume increased low single digits in both developed and developing regions.

•
Oral Care volume increased low single digits due to a mid-single-digit increase in developing regions behind geographic market expansion and market growth and a low single-digit increase in developed regions from innovation. Global market share of the oral care category increased less than half a point.

•	Volume in Personal Health Care decreased low single digits due to a weak cough and cold season which was only partially offset by innovation and market expansion.
Net earnings decreased 1% to $1.1 billion as the increase in net sales was more than offset by a 30-basis point decrease in net earnings margin. Net earnings margin decreased due to gross margin contraction, partially offset by lower overheads. Gross margin decreased due to the impact of foreign exchange and negative geographic and product mix, partially offset by manufacturing cost savings and pricing.
FABRIC CARE AND HOME CARE

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Volume	N/A	1%	N/A	4%
Net sales	$22,274	(5)%	$23,506	—%
Net earnings	$2,634	(5)%	$2,770	(2)%
% of net sales	11.8%	-	11.8%	(30) bps
Fiscal year 2015 compared with fiscal year 2014
Fabric Care and Home Care net sales decreased 5% to $22.3 billion in 2015 on a 1% increase in unit volume. Organic sales increased 2%. Unfavorable foreign exchange reduced net sales by 6%, while pricing added 1% to net sales, mix was neutral, and minor brand divestitures had a negative impact of about 1%. Global market share of the Fabric Care and Home Care segment decreased 0.1 points. Volume increased low single digits in developed regions and was unchanged in developing regions.

•	Fabric Care volume increased low single digits due to low single-digit growth in developed regions behind market growth and product innovation. Volume was unchanged in developing regions. Global market share of the fabric care category was flat.

•
Home Care volume was unchanged as decreases due to competitive activity, mainly in developed markets, were offset by increases from product innovation and expanded distribution. Global market share of the home care category was down nearly half a point.

Net earnings decreased 5% to $2.6 billion due to the net sales reduction. Gross margin was unchanged as negative product mix impacts from investments to expand new innovations globally were offset by manufacturing cost savings. SG&A as a percent of net sales was unchanged as lower spending due to marketing and overhead efficiencies kept pace with reduced sales.
Fiscal year 2014 compared with fiscal year 2013
Fabric Care and Home Care net sales were unchanged at $23.5 billion in 2014 on a 4% increase in unit volume. Organic sales were up 4%. Unfavorable foreign exchange reduced net sales by 3%. Reduced pricing decreased net sales by 1%. Global market share of the Fabric Care and Home Care segment increased 0.1 points. Volume increased high single digits in developing regions and low single digits in developed regions.

•
Fabric Care volume increased mid-single digits driven by a high single-digit volume increase in developing regions behind market growth and innovation, and a low single-digit increase in developed regions due to product innovation. Global market share of the fabric care category was flat.

•
Home Care volume increased mid-single digits driven by a high single-digit increase in developing markets from distribution expansion and market growth, and from a low single digit increase in developed regions due to product innovation. Global market share of the home care category was up less than half a point.

Net earnings decreased 2% to $2.8 billion due to a 30-basis point decrease in net earnings margin. Net earnings margin decreased due to gross margin contraction partially offset by a decrease in SG&A as a percentage of sales. Gross margin decreased due to unfavorable geographic and product mix and the impact of foreign exchange, which was partially offset by manufacturing cost savings. SG&A as a percentage of net sales decreased due to marketing and overhead efficiencies.
BABY, FEMININE AND FAMILY CARE

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Volume	N/A	(1)%	N/A	4%
Net sales	$20,247	(3)%	$20,950	2%
Net earnings	$2,938	—%	$2,940	(4)%
% of net sales	14.5%	50 bps	14.0%	(90) bps
Fiscal year 2015 compared with fiscal year 2014
Baby, Feminine and Family Care net sales were down 3% to $20.2 billion in 2015 on a 1% decline in unit volume. Organic sales were up 3%. Price increases, primarily in Baby Care, increased net sales by 2%. Favorable geographic mix from higher developed market volume in both Feminine Care and Baby Care and from product mix in Feminine Care increased net sales by 2%. Unfavorable foreign exchange reduced net sales by 6%. Global market share of the Baby, Feminine and Family Care segment decreased 0.6 points. Volume increased low single digits in developed regions and decreased high single digits in developing regions.

•
Volume in Baby Care decreased low single digits due to a mid-single-digit decrease in developing regions following increased pricing, partially offset by a low single-digit increase in developed regions from product innovation. Global market share of the baby care category decreased less than a point.

•
Volume in Feminine Care decreased low single digits as high single-digit decline in developing regions due to competition and increased pricing was partially offset by a mid-single-digit increase in developed regions from product innovation, including the entry into the female adult incontinence category. Global market share of the feminine care category was flat.

•
Volume in Family Care was unchanged as low single-digit growth in developed regions was offset by a double-digit decline in developing regions due to discontinuation of lower priced product offerings. In the U.S., all-outlet share of the family care category decreased less than a point.

Net earnings were unchanged at $2.9 billion as the reduction in net sales was offset by a 50-basis point increase in net earnings margin. Net earnings margin increased due to higher gross margin, partially offset by an increase in SG&A as a percent of net sales. The increase in gross margin was driven by higher pricing and manufacturing cost savings, partially offset by foreign exchange. SG&A as a percent of net sales increased as spending reductions did not keep pace with the currency-driven decline in sales.
Fiscal year 2014 compared with fiscal year 2013
Baby, Feminine and Family Care net sales increased 2% to $21.0 billion in 2014 on 4% volume growth. Organic sales were up 4% on 3% organic volume growth. Price increases primarily in Baby Care increased net sales by 1%. Unfavorable foreign exchange reduced net sales by 3%. Global market share of the Baby, Feminine and Family Care segment decreased 0.3 points. Volume increased low single digits in developed regions and mid-single digits in developing regions.

•
Volume in Baby Care increased mid-single digits due to a mid-single-digit increase in developing regions, from market growth and product innovation and a mid-single-digit increase in developed regions due to the buyout of our joint venture partner in Iberia and product innovation in North America, partially offset by competitive activity. Global market share of the baby care category decreased slightly.

•
Volume in Feminine Care increased mid-single digits due to a mid-single-digit increase in developed regions, from the buyout of our joint venture partner in Iberia and innovation, and a low single-digit increase in developing regions from market growth and innovation. Organic volume was up low single digits. Global market share of the feminine care category decreased less than half a point.

•
Volume in Family Care increased low single digits due to product innovation on Charmin and Bounty and lower pricing, partially offset by competitive activity. In the U.S., all-outlet share of the family care category decreased less than half point.

Net earnings decreased 4% to $2.9 billion as the increase in net sales was more than offset by a 90-basis point decrease in net earnings margin. Net earnings margin decreased primarily due to gross margin contraction. Gross margin decreased due to the impact of foreign exchange, higher commodity cost and unfavorable product and geographic mix from disproportionate growth in developing regions and mid-tier products, both of which have lower gross margins than the segment average, partially offset by manufacturing cost savings and pricing.
CORPORATE

($ millions)	2015	Change vs. 2014	2014	Change vs. 2013
Net sales	$466	(37)%	$737	31%
Net earnings	$(2,420)	N/A	$(389)	N/A
Corporate includes certain operating and non-operating activities not allocated to specific business units. These include: the incidental businesses managed at the corporate level; financing and investing activities; other general corporate items; the historical gains and losses related to certain divested brands and categories; certain asset impairment charges; certain balance sheet impacts from significant foreign exchange devaluations; and certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Corporate also includes reconciling items to adjust the accounting policies used in the segments to U.S. GAAP. The most significant reconciling item is income taxes to adjust from blended statutory tax rates that are reflected in the segments to the overall Company effective tax rate.
Net sales in Corporate decreased by $271 million in the current year primarily due to the prior year divestiture of the MDVIP business. Corporate net expenses from continuing operations increased $2.0 billion in 2015, primarily due the charge related to the deconsolidation of the Venezuelan subsidiaries, increased foreign exchange transactional charges and incremental restructuring charges, which were partially offset by gains on minor brand divestitures.
Net sales in Corporate increased by $175 million in 2014. Corporate net earnings from continuing operations improved by $118 million in 2014, primarily due to reduced net after-tax goodwill and intangible asset impairment charges (which totaled $290 million in 2013 but were zero in 2014), lower 2014 restructuring and overhead spending and lower overall Company effective tax rate, partially offset by the holding gain in 2013 from the buyout of our Iberian joint venture partner. Additional discussion of the items impacting net earnings in Corporate are included in the Results of Operations section.

Productivity and Cost Savings Plan
In 2012, the Company initiated a productivity and cost savings plan to reduce costs and better leverage scale in the areas of supply chain, research and development, marketing and overheads. The plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes to fund the Company's growth strategy.
As part of this plan, the Company expects to incur in excess of $5.0 billion in before-tax restructuring costs over a six-year period (from fiscal 2012 through fiscal 2017). Approximately 78% of the costs have been incurred through the end of fiscal 2015. Savings generated from the restructuring costs are difficult to estimate, given the nature of the activities, the corollary benefits achieved (e.g., enrollment reduction achieved via normal attrition), the timing of the execution and the degree of reinvestment. Overall, these costs and other non-manufacturing enrollment reductions are expected to deliver approximately $3.0 billion in annual before-tax gross savings. The cumulative before-tax savings realized through 2015 were approximately $2.1 billion.
Restructuring accruals of $389 million as of June 30, 2015 are classified as current liabilities. Approximately 70% of the restructuring charges incurred during fiscal 2015 either have been or will be settled with cash. Consistent with our historical policies for ongoing restructuring-type activities, the resulting charges are funded by and included within Corporate for segment reporting.
In addition to our restructuring programs, we have additional ongoing savings efforts in our supply chain, marketing and overhead areas that yield additional benefits to our operating margins.
Refer to Note 3 to our Consolidated Financial Statements for more details on the restructuring program and to the Operating Costs section of this MD&A for more information about the total benefit to operating margins from our total savings efforts.
CASH FLOW, FINANCIAL CONDITION AND LIQUIDITY
We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates.
Operating cash flow provides the primary source of cash to fund operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and acquisitions to complement our portfolio of businesses, brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.

Operating Cash Flow
Fiscal year 2015 compared with fiscal year 2014
Operating cash flow was $14.6 billion in 2015, a 5% increase from the prior year. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, stock-based compensation, deferred income taxes, impairment charges, gains on sale of businesses and the Venezuela deconsolidation charge) and a decrease in working capital, partially offset by the impact of other operating assets and liabilities. Reduced accounts receivable generated $349 million of cash due to changes in customer terms and improved collection results. The number of days sales outstanding decreased 5 days due to foreign exchange impacts and improvements in collection results and customer terms. Lower inventory generated $313 million of cash mainly due to supply chain optimizations and lower commodity costs. Inventory days on hand decreased 7 days due to foreign exchange impacts, supply chain optimizations and lower commodity costs. Accounts payable, accrued and other liabilities increased, generating $928 million in operating cash flow primarily driven by extended payment terms. Other operating assets and liabilities utilized $976 million of cash primarily to eliminate the deferred tax impacts associated with the Pet Care divestiture.
Fiscal year 2014 compared with fiscal year 2013
Operating cash flow was $14.0 billion in 2014, a 6% decrease from the prior year, which was primarily driven by a $1.0 billion discretionary contribution into a foreign pension plan. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, stock-based compensation, deferred income taxes and gains on sale of businesses) partially offset by the impact of other operating assets and liabilities. Working capital changes did not have a significant impact on operating cash flow in 2014. Reduced accounts receivable generated $87 million of cash primarily due to improved collection results. Accounts receivable days sales outstanding were unchanged. Inventory changes did not significantly impact operating cash flow as inventory management improvement efforts offset inventory needed to support product initiatives and build stock to support capacity expansions and manufacturing sourcing changes. Inventory days on hand decreased by 5 days primarily due to inventory management improvement efforts. Accounts payable, accrued and other liabilities also did not significantly impact operating cash flow. Other operating assets and liabilities utilized $1.6 billion of cash, primarily driven by $1.0 billion of cash used for a discretionary contribution into a foreign pension plan.
Adjusted Free Cash Flow. We view adjusted free cash flow as an important measure because it is a factor impacting the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investment. It is defined as operating cash flow less capital expenditures and excluding certain divestiture impacts (tax payments in the current year for the Pet Care divestiture) and is one of the measures used to evaluate senior management and determine their at-risk compensation.
Fiscal year 2015 compared with fiscal year 2014
Adjusted free cash flow was $11.6 billion in 2015, an increase of 15% versus the prior year. The increase was driven by the increase in operating cash flows. Adjusted free cash flow productivity, defined as the ratio of adjusted free cash flow to net earnings excluding impairment charges on the Batteries business and the Venezuelan deconsolidation charge, was 102% in 2015.
Fiscal year 2014 compared with fiscal year 2013
Adjusted free cash flow was $10.1 billion in 2014, a decrease of 7% versus the prior year. The decrease was driven by the decrease in operating cash flows, which was primarily due to a $1.0 billion discretionary contribution into a foreign pension plan. Adjusted free cash flow productivity, defined as the ratio of adjusted free cash flow to net earnings excluding impairment charges from divested businesses, was 86% in 2014.
Investing Cash Flow
Fiscal year 2015 compared with fiscal year 2014
Net investing activities consumed $2.9 billion in cash in 2015 mainly due to capital spending, net purchases of available-for-sale securities and a reduction in cash due to Venezuela deconsolidation, partially offset by asset sales.
Fiscal year 2014 compared with fiscal year 2013
Net investing activities consumed $4.1 billion in cash in 2014 mainly due to capital spending and cash paid for investments in available-for-sale securities, partially offset by asset sales.
Capital Spending. We manage capital spending to support our business growth plans and have cost controls to deliver our cash generation targets. Capital expenditures, primarily to support capacity expansion, innovation and cost efficiencies, were $3.7 billion in 2015 and $3.8 billion in 2014. Capital spending as a percentage of net sales increased 10 basis points to 4.9% in 2015. Capital spending as a percentage of net sales in 2014 decreased 10 basis points versus 2013 to 4.8%.
Acquisitions. Acquisition activity was not material in 2015 or 2014.
Proceeds from Divestitures and Other Asset Sales. Proceeds from asset sales in 2015 contributed $4.5 billion in cash, primarily from the sale of our Pet Care business, the sale of our Chinese battery venture, and other minor brand divestitures. Proceeds from asset sales contributed $577 million in cash in 2014 mainly due to minor brand divestiture activities, including MDVIP, the Pert business in Latin America and the bleach business in Europe, IMEA and Latin America.
Financing Cash Flow
Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share increased 6% to $2.59 per share in 2015. Total dividend payments to common and preferred shareholders were $7.3 billion in 2015 and $6.9 billion in 2014. In April 2015, the Board of Directors declared an increase in our quarterly dividend from $0.6436 to $0.6629 per share on Common Stock and Series A and B ESOP Convertible Class A Preferred Stock. This represents a 3% increase compared to the prior quarterly dividend and is the 59th consecutive year that our dividend has increased. We have paid a dividend for 125 years, every year since our incorporation in 1890.
Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment and financing plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt was $30.3 billion as of June 30, 2015 and $35.4 billion as of June 30, 2014. Our total debt decreased in 2015 mainly due to debt maturities, partially offset by debt issuances.
Treasury Purchases. Total share repurchases were $4.6 billion in 2015 and $6.0 billion in 2014.
Liquidity
At June 30, 2015, our current liabilities exceeded current assets by $144 million ($3.0 billion, excluding current assets and current liabilities of the Batteries and affected Beauty businesses held for sale), largely due to short-term borrowings under our commercial paper program. We anticipate being able to support our short-term liquidity and operating needs largely through cash generated from operations. The Company regularly assesses its cash needs and the available sources to fund these needs. As of June 30, 2015, $11.0 billion of the Company’s cash, cash equivalents and marketable securities is held off-shore by foreign subsidiaries. Amounts held by foreign subsidiaries are generally subject to U.S. income taxation on repatriation to the U.S. We do not expect restrictions or taxes on repatriation of cash held outside of the U.S. to have a material effect on our overall liquidity, financial condition or the results of operations for the foreseeable future.
We utilize short- and long-term debt to fund discretionary items, such as acquisitions and share repurchases. We have strong short- and long-term debt ratings, which have enabled and should continue to enable us to refinance our debt as it becomes due at favorable rates in commercial paper and bond markets. In addition, we have agreements with a diverse group of financial institutions that, if needed, should provide sufficient credit funding to meet short-term financing requirements.
On June 30, 2015, our short-term credit ratings were P-1 (Moody's) and A-1+ (Standard & Poor's), while our long-term credit ratings are Aa3 (Moody's) and AA- (Standard & Poor's) all with a stable outlook.
We maintain bank credit facilities to support our ongoing commercial paper program. The current facility is an $11.0 billion facility split between a $7.0 billion five-year facility and a $4.0 billion 364-day facility, which expire in August 2018 and July 2016, respectively. The 364-day facility can be extended for certain periods of time as specified in the terms of the credit agreement. These facilities are currently undrawn and we anticipate that they will remain largely undrawn for the foreseeable future. These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. In addition to these credit facilities, we have an automatically effective registration statement on Form S-3 filed with the SEC that is available for registered offerings of short- or long-term debt securities. For additional details on debt see Note 4.
Guarantees and Other Off-Balance Sheet Arrangements
We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, which we believe could have a material impact on financial condition or liquidity.

Contractual Commitments
The following table provides information on the amount and payable date of our contractual commitments as of June 30, 2015.

Amounts in millions	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
RECORDED LIABILITIES
Total debt	$30,185	$11,985	$3,403	$4,276	$10,521
Capital leases	52	20	23	7	2
Uncertain tax positions (1)	445	445	—	—	—
OTHER
Interest payments relating to long-term debt	6,925	699	1,277	1,017	3,932
Operating leases (2)	1,617	249	435	371	562
Minimum pension funding (3)	656	215	441	—	—
Purchase obligations (4)	1,507	586	449	242	230
TOTAL CONTRACTUAL COMMITMENTS	$41,387	$14,199	$6,028	$5,913	$15,247

(1)
As of June 30, 2015, the Company's Consolidated Balance Sheet reflects a liability for uncertain tax positions of $1.5 billion, including $366 million of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for uncertain tax positions beyond one year, a reasonable estimate of the period of cash settlement beyond twelve months from the balance sheet date of June 30, 2015, cannot be made.

(2)	Operating lease obligations are shown net of guaranteed sublease income.

(3)
Represents future pension payments to comply with local funding requirements. These future pension payments assume the Company continues to meet its future statutory funding requirements. Considering the current economic environment in which the Company operates, the Company believes its cash flows are adequate to meet the future statutory funding requirements. The projected payments beyond fiscal year 2018 are not currently determinable.

(4)
Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. This includes service contracts for information technology, human resources management and facilities management activities that have been outsourced. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that may require a choice between acceptable accounting methods or may require substantial judgment or estimation in their application. These include income taxes, certain employee benefits and goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company.
The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company's Board of Directors.
Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Also inherent in determining our annual tax rate are judgments and assumptions regarding the recoverability of certain deferred tax balances, primarily net operating loss and other carryforwards, and our ability to uphold certain tax positions.
Realization of net operating losses and other carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods, which involves business plans, planning opportunities and expectations about future outcomes. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.
We operate in multiple jurisdictions with complex tax policy and regulatory environments. In certain of these jurisdictions, we may take tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. These interpretational differences with the respective governmental taxing authorities can be impacted by the local economic and fiscal environment. We evaluate our tax positions and establish liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly. We have a number of audits in process in various jurisdictions. Although the resolution of these tax positions is uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.
Because there are a number of estimates and assumptions inherent in calculating the various components of our tax provision, certain changes or future events such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on those estimates and our effective tax rate. For additional details on the Company's income taxes, see Note 10 to the Consolidated Financial Statements.
Employee Benefits
We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit pension and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets; and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for the underlying plans. Our assumptions reflect our historical experiences and management's best judgment regarding future expectations. As permitted by U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.
The expected return on plan assets assumption impacts our defined benefit expense, since many of our defined benefit pension plans and our primary OPEB plan are partially funded. The process for setting the expected rates of return is described in Note 9 to the Consolidated Financial Statements. For 2015, the average return on assets assumptions for pension plan assets and OPEB assets was 7.2% and 8.3%, respectively. A change in the rate of return of 100 basis points for both pension and OPEB assets would impact annual after-tax benefit expense by approximately $101 million.
Since pension and OPEB liabilities are measured on a discounted basis, the discount rate impacts our plan obligations and expenses. Discount rates used for our U.S. defined benefit pension and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans and OPEB plans of 3.1% and 4.5%, respectively, represents a weighted average of local rates in countries where such plans exist. A 100-basis point change in the pension discount rate would impact annual after-tax defined benefit pension expense by approximately $195 million. A change in the OPEB discount rate of 100 basis points would impact annual after-tax OPEB expense by approximately $60 million. For additional details on our defined benefit pension and OPEB plans, see Note 9 to the Consolidated Financial Statements.
Goodwill and Intangible Assets
Significant judgment is required to estimate the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant tangible and intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.
We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, economic barriers to entry, a brand's relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.
Determining the useful life of an intangible asset also requires judgment. Certain brand intangible assets are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired intangible assets (e.g., certain trademarks or brands, customer relationships, patents and technologies) are expected to have determinable useful lives. Our assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Our estimates of the useful lives of determinable-lived intangible assets are primarily based on these same factors. All of our acquired technology and customer-related intangible assets are expected to have determinable useful lives.
The costs of determinable-lived intangible assets are amortized to expense over their estimated lives. The value of indefinite-lived intangible assets and residual goodwill is not amortized, but is tested at least annually for impairment. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangible assets. We test goodwill for impairment by reviewing the book value compared to the fair value at the reporting unit level. We test individual indefinite-lived intangible assets by comparing the book values of each asset to the estimated fair value. We determine the fair value of our reporting units and indefinite-lived intangible assets based on the income approach. Under the income approach, we calculate the fair value of our reporting units and indefinite-lived intangible assets based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other marketplace participants.
With the exception of our Appliances and Batteries businesses, all of our reporting units have fair values that significantly exceed recorded values. However, future changes in the judgments, assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets, including discount and tax rates or future cash flow projections, could result in significantly different estimates of the fair values. In addition, any potential change in the strategic plans for these businesses due to the refocusing of our business portfolio could impact these judgments, assumptions and estimates, in turn, impacting our fair value. A significant reduction in the estimated fair values could result in impairment charges that could materially affect the financial statements in any given year. The recorded value of goodwill and intangible assets from recently impaired businesses and recently acquired businesses are derived from more recent business operating plans and macroeconomic environmental conditions and therefore are more susceptible to an adverse change that could require an impairment charge.
Prior to 2013, our Appliances reporting unit incurred an impairment charge to reduce the goodwill carrying amount to its estimated fair value. During 2013, the estimated fair value of our Appliances reporting unit declined further, below the carrying amount resulting from the prior impairment. Therefore, we recorded an additional non-cash before and after-tax impairment charge of $259 million in fiscal 2013. Additionally, our 2013 impairment testing for Appliances indicated a decline in the fair value of our Braun trade name intangible asset below its carrying value. This resulted in a non-cash, before-tax impairment charge of $49 million ($31 million after-tax) to reduce the carrying amount of this asset to its estimated fair value. The impairment of the Appliances business in fiscal 2013 was due to the devaluation of currency in Japan, a key country that generates a significant portion of the earnings of the Appliances business, relative to the currencies in which the underlying net assets are recorded.
As of June 30, 2015, the Appliances business has remaining goodwill of $299 million and remaining intangible assets of $706 million. As a result of the impairments, the estimated fair value of our Appliances business slightly exceeds its respective carrying value. Our 2015 valuation of the Appliances business has it returning to sales and earnings growth rates consistent with our long-term business plans. However, the currency in Japan has continued to devalue relative to the currencies in which the related assets are recorded, reducing the fair value cushion in the Appliances business to approximately 5%.
During 2015, we determined that the estimated fair value of our Batteries reporting unit was less than its carrying amount, resulting in a series of impairment charges. The underlying fair value assessment was initially triggered by an agreement in September 2014 to sell the China-based battery joint venture and a related decision to pursue options to exit the remainder of the Batteries business. The results of our annual goodwill impairment testing during fiscal 2014 had indicated a decline in the fair value of the Batteries reporting unit due to lower long-term market growth assumptions in certain key geographies. At that time, the estimated fair value of the Batteries business continued to exceed its underlying carrying value, but the fair value cushion had been reduced to about 5%. The agreement to sell the China-based battery joint venture was at a transaction value that was below the earnings multiple implied from the prior valuation of our Batteries business, which effectively eliminated our fair value cushion. As a result, the remaining business unit cash flows no longer supported the remaining carrying amount of the Batteries business. Due largely to these factors, we recorded an initial non-cash, before and after-tax impairment charge of $863 million to reduce the carrying amount of goodwill for the Batteries business unit to its estimated fair value. These same factors resulted in a decline in the fair value of our Duracell trade name intangible asset below its carrying value. This resulted in a non-cash, before-tax impairment charge of $110 million ($69 million after tax) to reduce the carrying amount of this asset to its estimated fair value.
In November 2014, the Company reached an agreement to divest the remaining Batteries business via a split transaction in which the Company will exchange a recapitalized Duracell Company for Berkshire Hathaway's (BH) shares of P&G stock (see Note 13). Based on the terms of the agreement and the value of BH's shares of P&G stock at the agreement date, and changes thereto through June 30, 2015, the Company recorded additional non-cash, before and after-tax impairment charges totaling $1.2 billion. All of the fiscal 2015 impairment charges in the Batteries business are included as part of discontinued operations.
The business unit valuations used to test goodwill and intangible assets for impairment are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion and Company business plans. We believe these estimates and assumptions are reasonable. Changes to or a failure to achieve these business plans or a further deterioration of the macroeconomic conditions could result in a valuation that would trigger an additional impairment of the goodwill and intangible assets of these businesses. In addition, we also considered the structure and value of the divestiture agreement with BH in the impairment testing for Batteries. If the value of BH’s shares of the Company declines further before the transaction closing dates, we may need to record additional non-cash impairment charges as part of discontinued operations in the future.
See Note 2 to our Consolidated Financial Statements for additional discussion on goodwill and intangible asset impairment testing results.
New Accounting Pronouncements
Refer to Note 1 to the Consolidated Financial Statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of June 30, 2015.

OTHER INFORMATION
Hedging and Derivative Financial Instruments
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. Except within financing operations, we leverage the Company's diversified portfolio of exposures as a natural hedge and prioritize operational hedging activities over financial market instruments. To the extent we choose to further manage volatility associated with the net exposures, we enter into various financial transactions which we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices. Note 5 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for derivative instruments.
Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate, currency rate and commodity derivative positions discussed below are based on the CorporateManager™ value-at-risk model using a one-year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2015. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.
Our market risk exposures relative to interest rates, currency rates and commodity prices, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near term.

Interest Rate Exposure on Financial Instruments. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company's foreign net investments.
Based on our interest rate exposure as of and during the year ended June 30, 2015, including derivative and other instruments sensitive to interest rates, we believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would not materially affect our financial statements.
Currency Rate Exposure on Financial Instruments. Because we manufacture and sell products and finance operations in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. Corporate policy prescribes the range of allowable hedging activity. To manage the exchange rate risk associated with the financing of our operations, we primarily use forward contracts with maturities of less than 18 months. In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions.
Based on our currency rate exposure on derivative and other instruments as of and during the year ended June 30, 2015, we believe, at a 95% confidence level based on historical currency rate movements, the impact of a near-term change in currency rates would not materially affect our financial statements.
Commodity Price Exposure on Financial Instruments. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. We may use futures, options and swap contracts to manage the volatility related to the above exposures.
As of and during the years ended June 30, 2015 and June 30, 2014, we did not have any commodity hedging activity.
Measures Not Defined By U.S. GAAP
Our discussion of financial results includes several "non-GAAP" financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in the MD&A, we have provided the comparable U.S. GAAP measure in the discussion. These measures include:
Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The following tables provide a numerical reconciliation of organic sales growth to reported net sales growth:

Year ended June 30, 2015	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Beauty	(6)%	5%	1%	0%
Grooming	(7)%	8%	0%	1%
Health Care	(1)%	5%	0%	4%
Fabric Care and Home Care	(5)%	6%	1%	2%
Baby, Feminine and Family Care	(3)%	6%	0%	3%
TOTAL COMPANY	(5)%	6%	1%	2%

Year ended June 30, 2014	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Beauty	(3)%	3%	1%	1%
Grooming	0%	3%	0%	3%
Health Care	1%	1%	0%	2%
Fabric Care and Home Care	0%	3%	1%	4%
Baby, Feminine and Family Care	2%	3%	(1)%	4%
TOTAL COMPANY	1%	3%	(1)%	3%

*	Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.
Core EPS. This is a measure of the Company's diluted net earnings per share from continuing operations excluding certain items that are not judged to be part of the Company's sustainable results or trends. This includes:

•
charges in each period presented for 1) incremental restructuring due to increased focus on productivity and cost savings, 2) the impacts from foreign exchange policy changes and the devaluations of the official foreign currency exchange rate in Venezuela, and 3) for certain European legal matters;

•	a holding gain in 2013 on the purchase of the balance of our Iberian joint venture;

•	impairment charges in 2013 for goodwill and indefinite-lived intangible assets; and

•	a charge in 2015 for the Venezuelan deconsolidation.
We do not view these items to be part of our sustainable results. We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to Core EPS:

Years ended June 30	2015	2014	2013
Diluted net earnings per share - continuing operations	$2.84	$3.63	$3.50
Incremental restructuring charges	0.17	0.11	0.14
Venezuela balance sheet devaluation impacts	0.04	0.09	0.08
Charges for European legal matters	0.01	0.02	0.05
Gain on purchase of balance of Iberian JV	—	—	(0.21)
Impairment charges	—	—	0.10
Venezuelan deconsolidation	0.71	—	—
Rounding	(0.01)	—	(0.01)
CORE EPS	$3.76	$3.85	$3.65
Core EPS Growth	(2)%	5%	6%
Note - All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.
Adjusted Free Cash Flow. Adjusted free cash flow is defined as operating cash flow less capital expenditures and excluding certain divestiture impacts (tax payments in the current year for the Pet Care divestiture). We view adjusted free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. Adjusted free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation. The following table provides a numerical reconciliation of adjusted free cash flow ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment - Pet Care Sale	Adjusted Free Cash Flow
2015	$14,608	$(3,736)	$10,872	$729	$11,601
2014	13,958	(3,848)	10,110	—	10,110
2013	14,873	(4,008)	10,865	—	10,865
Adjusted Free Cash Flow Productivity. Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding impairment charges on the Batteries business and the Venezuelan deconsolidation charge. Adjusted free cash flow productivity is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
The following table provides a numerical reconciliation of adjusted free cash flow productivity ($ millions):

	Net Earnings	Impairment & Decon- solidation Charges	Net Earnings Excluding Impairment & Deconsolid- ation Charges	Adjusted Free Cash Flow	Adjusted Free Cash Flow Productivity
2015	$7,144	$4,187	$11,331	$11,601	102%
2014	11,785	—	11,785	10,110	86%
2013	11,402	—	11,402	10,865	95%